UNITED STATES SECURITIES AND EXCHANGE COMMISSION

FORM 8-K

CURRENT REPORT

Date of Report (Date of earliest event reported): February 7, 2011 (February 2, 2011)

INTERACTIVE INTELLIGENCE, INC.

000-27385 (Commission File Number)

Indiana (State or Other Jurisdiction of Incorporation)	35-1933097 (IRS Employer Identification No.)

7601 Interactive Way Indianapolis, IN 46278 (Address of principal executive offices, including zip code)

(317) 872-3000 (Registrant’s telephone number, including area code)

Not Applicable (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

 (e)  Compensatory Arrangements of Named Executive Officers.

2011 Executive Compensation

On February 2, 2011, the Compensation Committee of the Board of Directors of Interactive Intelligence, Inc. (the “Company”) approved annual compensation arrangements, for the year beginning January 1, 2011, for those “Named Executive Officers” included in the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 9, 2010, as follows:

Name	Title/Position
Donald E. Brown, M.D.	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)

Stephen R. Head	Chief Financial Officer, Senior Vice President of Finance and Administration, Secretary and Treasurer (Principal Financial Officer)

Gary R. Blough	Executive Vice President of Worldwide Sales

Pamela J. Hynes	Vice President of Worldwide Communications as a Service and Education

Joseph A. Staples	Chief Marketing Officer, Senior Vice President of Marketing

The 2011 base salaries for each of the Named Executive Officers are as follows: Dr Brown, $370,000; Mr. Head, $247,500; Mr. Blough, $221,500; Ms. Hynes, $195,000; and Mr. Staples, $232,000. For purposes of the 2011 compensation arrangements, "non-GAAP" means excluding stock option expense and purchase accounting adjustments.

 Dr. Brown and Mr. Head are eligible for a Company Performance Bonus.  The bonus is earned and paid quarterly based on the percentage of actual year-to-date non-GAAP operating income margin compared to a target margin of 10%. For the first three quarters of the year, payments are limited to a margin of 10%. Payments for the second, third and fourth quarters are calculated based on amounts earned less payments made in prior quarters. No bonus will be paid if the Company’s year-to-date non-GAAP operating income margin as of the end of the applicable quarter is less than 5%. If the actual annual non-GAAP operating income margin equals the 10% target margin, Dr. Brown and Mr. Head will earn an aggregate bonus of $220,000 and $154,000, respectively, for 2011.

        Mr. Blough is eligible for bonuses earned and paid quarterly based on achieving year-to-date sales and marketing operating profit targets, with a bonus based on North American results and a bonus based on results for the rest of the world. For the first three quarters of the year, payments are limited to the targeted amounts.  Payments for the second, third and fourth quarters are calculated based on amounts earned less payments made in prior quarters. No bonus will be paid if the Company does not report non-GAAP operating income for the applicable quarter.  If the actual annual operating profit amounts equal the annual targeted amounts, Mr. Blough will earn an aggregate bonus of $220,000 for 2011.

Ms. Hynes is eligible for a bonus earned and paid quarterly based on achieving year-to-date communications as a service (CaaS) operating profit targets. Ms. Hynes is also eligible for a bonus earned and paid quarterly based on the dollar amount of year-to-date Interactive Intelligence Inc. CaaS orders. For the first three quarters of the year, payments are limited to the targeted amounts.  Payments for the second, third and fourth quarters are calculated based on amounts earned less payments made in prior quarters. No bonus will be paid if the Company does not report non-GAAP operating income for the applicable quarter.  If the actual annual operating profit and order amounts equal the annual targeted amounts, Ms. Hynes will earn an aggregate bonus of $83,000 for 2011.

Mr. Staples is eligible for a bonus earned and paid quarterly based on achieving year-to-date worldwide sales and marketing operating profit targets. Mr. Staples is also eligible for a bonus earned and paid quarterly based on the dollar amount of year-to-date consolidated company hosted orders. For the first three quarters of the year, payments are limited to the targeted amounts. Payments for the second, third and fourth quarters are calculated based on amounts earned less payments made in prior quarters. No bonus will be paid if the Company does not report non-GAAP operating income for the applicable quarter.  If the actual annual operating profit and order amounts equal the annual targeted amounts, Mr. Staples will earn an aggregate bonus of $110,000 for 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Interactive Intelligence, Inc. (Registrant)

Date: February 7, 2011	By:	/s/ Stephen R. Head
Stephen R. Head Chief Financial Officer, Senior Vice President of Finance and Administration, Secretary and Treasurer